Exhibit 3.1

CERTIFICATE OF FORMATION

OF

MICHAEL MERGER SUB LLC

This Certificate of Formation of Michael Merger Sub LLC (the “Company”), dated as of October 16, 2020, is being duly executed and filed by Imole Ogowewo, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et seq.).

FIRST: The name of the limited liability company formed hereby is Michael Merger Sub LLC (the “Company”).

SECOND: The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808.

THIRD: The name and address of the registered agent of the Company for service of process in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Imole Ogowewo
Name: Imole Ogowewo Title: Authorized Person